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                                                                   EXHIBIT 14(B)

                             B R O W N R A Y S M A N

                  BROWN RAYSMAN MILLSTEIN FELDER & STEINER LLP





                                                    JOEL M. HANDEL
                                                    (212) 702-5728 (direct dial)
                                                    (212) 812-3263 (desktop fax)
                                                    jhandel@brownraysman.com



                                     February 8, 2002




Murray Skala, Esq.
Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine LLP
750 Lexington Avenue
New York, New York 10022

      Re:   Datex Consulting International

Dear Murray:

            This will confirm the understanding we reached (which I have confirmed with Dan Almagor) relating to the Investment Advisor Agreement between Toymax International, Inc. (the "Company") and Datex Consulting Group ("Datex"). It has been agreed that in connection with the consummation of the agreement by Jakks Pacific and the Company, Datex will have earned a fee of $1,089,000. The fee shall be payable 70% immediately upon the closing of the Stock Purchase Agreement between Jakks and the shareholders of the Company who are a party thereto, and the balance of 30% immediately upon the closing of the merger of the Company with the Jakks subsidiary. Upon the payment in full of such fees, all obligations pursuant to the agreement between the Company and Datex shall terminate.

                                            Very truly yours,

                                            /s/ JOEL M. HANDEL

                                            Joel M. Handel


JMH:mvm




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